Exhibit 10.70

SPONSORED RESEARCH AGREEMENT
— INVENTIONS AND MATERIALS —

This Agreement, effective as of August 1, 1999 (the “Effective Date”), is between the University of Massachusetts (“Institution”), a public institution of higher education of the Commonwealth of Massachusetts, as represented by its Amherst Campus and Advanced Cell Technology, Inc. (“Sponsor”), a Delaware corporation.

R E C I T A L S

WHEREAS, the National Institutes of Health (“NIH”) has awarded to Sponsor a “phase I” grant (No. 1 R43 NS38382 01) in support of a research project designed to create cloned cattle lacking the prion gene; and

WHEREAS, Sponsor desires to subcontract to Institution certain research described in the grant;

NOW, THEREFORE, Institution and Sponsor hereby agree as follows:

1. Definitions.

1.1 “Confidential Information” means any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with the performance of the Research Project, provided that such information is specifically designated as confidential. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, and research and development activities.

1.2. “Inventions” means any potentially patentable invention based on the Research Results which is (i) conceived during the term of this Agreement by employees of Institution or Sponsor, or both, and (ii) reduced to practice either during the term of this Agreement or thereafter within a period of six (6) months.

1.3. “Materials” means any tangible biological, chemical, or physical materials. In the case of biological materials, the term “Materials” shall also include tangible materials that are routinely produced through use of the original materials, including, for example, any progeny derived from a cell line, monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced through use of isolated DNA or RNA, and recombinant proteins isolated from a cell extract or supernatant by non-proprietary affinity purification methods.

1.4. “Patent Rights” means all United States and foreign patent applications claiming an Invention, including any divisional, continuation, continuation-in-part (to the extent that the claims are directed to an Invention), and foreign equivalents thereof, as well as any patents issued thereon or reissues or reexaminations thereof. “Institution Patent Rights” means Patent

Rights claiming Inventions that are conceived and reduced to practice solely by employees of Institution, as determined under the patent laws of the United States, and assigned to Institution. “Joint Patent Rights” means Patent Rights claiming Inventions that are conceived or reduced to practice jointly by employees of Institution and employees or consultants of Sponsor, as determined under the patent laws of the United States, and assigned to Institution or Sponsor.

1.5. “Principal Investigator” means an employee of Institution who has primary responsibility for the performance of the Research Project. The Principal Investigator is identified in Section 2.1. below.

1.6. “Project Materials” means Materials that are discovered or developed in the performance of the Research Project.

1.7. “Proprietary Materials” means any proprietary Materials other than Project Materials that are furnished by one party (the “Supplier”) to the other party (the “Recipient”) in connection with the performance of the Research Project.

1.8. “Research Project” means the research project described on Exhibit A (“Description of Research Project”), which Institution agrees to perform under the terms and conditions of this Agreement.

1.9. “Research Results” means all data, test results, laboratory notes, techniques, know-how, and any other research results that are obtained in the performance of the Research Project. The term “Research Results” shall not include any Project Materials, patentable inventions, copyrighted or copyrightable works, trademarks or service marks, or other intellectual property based on the Research Results. As a matter of policy, Institution ordinarily will not assert trade secret protection for Research Results.

1.10. “Technical Representative” means an individual designated by Sponsor as its principal technical representative for consultation and communications with Institution and the Principal Investigator. The Technical Representative is identified in Section 2.1. below.

2. Performance of Research Project.

2.1. Principal Investigator and Technical Representative. The Principal Investigator shall be Deborah J. Good. If Deborah J. Good ceases to serve as Principal Investigator for any reason, Institution will promptly notify Sponsor, and Institution and Sponsor shall use good faith efforts to identify a mutually acceptable replacement within sixty (60) days. If a suitable replacement Principal Investigator cannot be identified within the sixty-day period, Sponsor shall have right to terminate this Agreement as provided in Section 6.2. The Technical Representative shall be Jose Cibelli. Sponsor may change its Technical Representative upon thirty (30) days written notice to Institution.

2.2. Performance of Research Project. Institution shall use reasonable efforts to complete the Research Project; however, Institution makes no warranties regarding the completion of the Research Project or the achievement of any particular results. The Principal Investigator shall direct the Research Project and shall control the manner of its performance. The Technical Representative may consult informally with the Principal Investigator, both in person and by telephone, regarding the performance of the Research Project. The Technical Representative shall have reasonable access to Institution facilities where the Research Project is being conducted, but the exact time and manner of such access shall be determined by the Principal Investigator.

2.3. Records, Materials, and Reports. The Principal Investigator will prepare and maintain records containing all Research Results, including laboratory notebooks maintained in accordance with customary academic practice. During the term of this Agreement, and at the convenience of the Principal Investigator, the Technical Representative shall have reasonable access to such research records, and the Principal Investigator agrees to furnish Sponsor, upon request, with reasonable amounts of any Project Materials, subject to availability. Within ninety (90) days after the expiration or termination of this Agreement, the Principal Investigator shall deliver to Sponsor a final report describing all significant Research Results in reasonable detail; provided, however, that the Principal Investigator may extend this ninety-day deadline with the consent of Sponsor, which consent shall not be unreasonably withheld.

3. Contributions of Sponsor.

3.1. Contributions to Research Project. Sponsor shall contribute to the Research Project the financial support, equipment, personnel, technology, and other resources listed on Exhibit B (“Sponsor Contributions”). Sponsor may also furnish Institution and the Principal Investigator with certain Confidential Information and Proprietary Materials, which shall remain the property of Sponsor. Institution and the Principal Investigator reserve the right to refuse to accept any Confidential Information or Proprietary Materials offered by Sponsor.

3.2. Payments to Institution. In consideration of the performance of the Research Project, Sponsor shall make or shall cause NIH to make, the payments to Institution in the amounts listed on Exhibit B (“Sponsor Contributions”). Payments should be made in the name of “University of Massachusetts” and sent to Controllers Office, 405 Goodell Building, University of Massachusetts, Amherst, MA 01003. If this Agreement is terminated prior to its expiration for any reason other than a material breach by Institution (as described in Section 6.3.), then on the effective date of such termination, Sponsor shall pay Institution the entire amount of any uncancellable financial commitments that Institution intended to pay through Sponsor Contributions, including without limitation (i) salaries for appointed employees for the remainder of their term of appointment (e.g., postdoctoral fellows) and stipends for graduate students and (ii) Institution expenses previously incurred for equipment, travel, and associated indirect costs. Upon the request of Sponsor made within thirty (30) days after the expiration or termination of this Agreement, Institution shall furnish Sponsor with a final accounting of all expenses incurred in connection with the Research Project and all funds received from Sponsor pursuant to this Section 3.2., together with a check payable to Sponsor in the amount of any unexpended and uncommitted funds, failing which Institution shall retain any unexpended funds.

3.3. Use of Funds. Institution shall monitor expenditures, in accordance with its institutional policies, to ensure that the funds provided by Sponsor are spent in connection with the performance of the Research Project.

3.4. Ownership of Equipment. Upon termination or expiration of this Agreement, Institution shall retain title to all equipment purchased or fabricated by Institution with funds provided by Sponsor.

4. Confidential Information; Proprietary Materials; Publications.

4.1. Confidential Information.

(a) Designation. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as “Confidential” or “Proprietary”). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

(b) Obligations. During the term of this Agreement and thereafter for a period of five (5) years, the Receiving Party shall (i) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the performance of the Research Project; (ii) use all Confidential Information solely for the performance of the Research Project; and (iii) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the performance of the Research Project, with all such reproductions being considered Confidential Information.

(c) Exceptions. The obligations of the Receiving Party under Section 4.1.(b) above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.

(d) Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

4.2. Proprietary Materials.

(a) Limited Use and Transfer. The Recipient shall use Proprietary Materials only for the performance of the Research Project. The Recipient shall use the Proprietary Materials only in compliance with all applicable federal, state, and local laws and regulations. The Recipient shall not use the Proprietary Materials in any in vivo experiments on human subjects. The Recipient shall not transfer any Proprietary Materials to any third party without the prior written consent of the Supplier.

(b) Warranty Disclaimer. Any Proprietary Materials that are furnished to a party pursuant to this Agreement are provided for experimental purposes and may have hazardous properties. THE SUPPLIER MAKES NO REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROPRIETARY MATERIALS. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF PROPRIETARY MATERIALS WILL NOT INFRINGE ANY PATENT RIGHTS OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY.

(c) Ownership and Return. The Recipient acknowledges that the Supplier (or any third party entrusting its Materials to the Supplier) claims ownership of its Proprietary Materials in the possession of the Recipient. The Recipient agrees to cause its employees to execute and deliver any documents of assignment or conveyance to effectuate the ownership rights of the Supplier in Proprietary Materials. Upon the expiration or termination of this Agreement, the Recipient shall at the instruction of Supplier either destroy or return any unused Proprietary Materials.

4.3. Publications. Institution and its employees will be free to publicly disclose (through journals, lectures, or otherwise) the Research Results, provided that the Principal Investigator shall have provided a copy of the proposed disclosure to Sponsor at least sixty (60) days prior to the submission of any written publication and at least thirty (30) days prior to any oral public disclosure (the “Review Period”) to allow Sponsor to determine whether any Invention or its Confidential Information would be disclosed. The parties expressly agree that research grant proposals submitted to federal, state, or local agencies or non-profit organizations shall not be subject to review under this Section. If Sponsor reasonably determines that the proposed disclosure would reveal an Invention or Sponsor Confidential Information, then Sponsor shall notify Institution and the Principal Investigator of such determination and its basis prior to the expiration of the Review Period. With respect to disclosure of an Invention, upon receipt of timely notice by Sponsor, the Principal Investigator agrees to delay submission of the written publication or presentation of the oral public disclosure until one of the following events occurs: (i) Sponsor and Institution agree that no patentable Invention exists; (ii) Institution or Sponsor files a patent application claiming the relevant Invention pursuant to Article 5; (iii) Sponsor, Institution, and Principal Investigator jointly agree upon deletions that prevent disclosure of any

Invention; or (iv) a period of sixty (60) days elapses commencing with the effective date of notice to Institution. With respect to disclosure of Sponsor Confidential Information, upon receipt of timely notice by Sponsor, the Principal Investigator agrees to delete such information from any proposed disclosure.

5. Intellectual Property.

5.1. Assignment of Rights in Inventions and Project Materials. The Principal Investigator agrees to assign to Institution all rights in Inventions and commercial rights in Project Materials. The Principal Investigator shall certify that every person who may be involved in the Research Project shall have signed the University Participation Agreement, which assigns to Institution all rights in Inventions and commercial rights in Project Materials. Sponsor represents and warrants that all of its employees and consultants who may be involved in the Research Project shall have agreed to assign to Sponsor all rights in Inventions and all commercial rights in Project Materials.

5.2. Ownership of Patent Rights and Project Materials. In accordance with United States patent law, Institution shall have sole ownership of all Institution Patent Rights and Institution and Sponsor shall have joint, undivided ownership of all Joint Patent Rights. Institution shall have sole ownership of commercial rights in all Project Materials not claimed in the Patent Rights; however, if a Project Material incorporates one or more Sponsor Proprietary Materials, Institution may not exploit commercial rights in that Project Material without the written consent of Sponsor.

5.3. Notice of Inventions and Project Materials. The Principal Investigator shall promptly disclose to Institution the conception or reduction to practice of any Invention and the development or discovery of any commercially valuable Project Material that is not otherwise disclosed as an Invention. Institution and Sponsor shall provide prompt written notice to the other of the internal disclosure by its employees of any Invention. Institution and Sponsor shall discuss whether to obtain Patent Rights for the Invention and whether such Patent Rights would constitute Institution Patent Rights or Joint Patent Rights. Institution shall provide prompt written notice to Sponsor of the internal disclosure of any commercially valuable Project Material that is not otherwise disclosed as an Invention.

5.4. Responsibility for Patent Rights.

(a) Primary Responsibility with Institution. Institution shall have primary responsibility, at the expense of Sponsor, for the preparation, filing, prosecution, and maintenance of all Institution Patent Rights and Joint Patent Rights, using patent counsel reasonably acceptable to Sponsor. Institution shall consult with Sponsor as to the preparation, filing, prosecution, and maintenance of all such Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office and shall furnish Sponsor with copies of all relevant documents reasonably in advance of such consultation.

(b) Secondary Responsibility with Sponsor. In the event that Institution desires to abandon any patent or patent application within the Patent Rights, or if Institution declines to assume responsibility for obtaining patent protection for any Invention, Institution shall provide Sponsor with reasonable prior written notice of such intended abandonment or decline of responsibility, and Sponsor shall have the right, at its expense, to prepare, file, prosecute, and maintain the relevant Patent Rights.

(c) Cooperation. Institution and Sponsor shall cooperate fully in the preparation, filing, prosecution, and maintenance of all Institution Patent Rights and Joint Patent Rights. Such cooperation includes, without limitation, (i) promptly executing all papers and instruments or requiring employees of Institution or Sponsor to execute such papers and instruments as reasonable and appropriate so as to enable Institution or Sponsor to file, prosecute, and maintain such Patent Rights in any country; and (ii) promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patent Rights.

(d) Payment of Expenses. Within thirty (30) days after Institution invoices Sponsor, Sponsor shall reimburse Institution for all reasonable patent-related expenses incurred by Institution pursuant to Subsection 5.4(a). Institution shall have no obligation to reimburse Sponsor for expenses incurred by Sponsor pursuant to Subsection 5.4(b). Sponsor may elect, upon sixty (60) days written notice to Institution, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries. In such event, Sponsor shall lose all rights under this Agreement with respect to such Patent Rights in such countries.

5.5. Option for Exclusive License. Institution hereby grants Sponsor a first option to obtain a worldwide, royalty-bearing, exclusive license (with the right to sublicense) under its commercial rights in any Institution Patent Rights and Joint Patent Rights (the “Option Right”). Sponsor may exercise the Option Right with respect to a particular Patent Right or Project Material (if any) by written notice to Institution together with payment of Ten Thousand Dollars ($10,000.00) license fee for each invention in which Institution claims rights, both of which must be received by Institution not later than sixty (60) days after the disclosure to Sponsor of the relevant Invention (the “Option Period”). If Sponsor elects not to exercise the Option Right, or fails to exercise the Option Right during the Option Period, Institution shall be free to license its commercial rights under the relevant Patent Right to any third party. If Sponsor does elect to exercise the Option Right, Institution and Sponsor shall negotiate in good faith a license agreement containing commercially reasonable terms and conditions. If Institution and Sponsor are unable to reach agreement within six (6) months after Sponsor exercised the Option Right (the “Negotiation Period”), Institution may offer its commercial rights in the relevant Patent Right to any third parties; provided, however, that for a period of one (1) year after the Negotiation Period expires, Institution may only offer such rights to third parties on terms and conditions that are not more favorable than the last offer made by Institution to Sponsor, unless Institution first provides Sponsor with written notice of the more favorable offer and Sponsor either (i) declines in writing to accept the offer or (ii) fails to respond to the offer within thirty (30) days after receiving such notice.

5.6. Use of Research Results and Project Materials. Each party shall have the unrestricted right to use Research Results for any purpose and to use Project Materials for internal research (but not in a commercial product or in connection with a commercial service); provided, however, that in the case of Sponsor, such use does not infringe any claim of a patent application or an issued patent included in the Institution Patent Rights for which Sponsor has failed to obtain a license as provided in Section 5.5. above. If Sponsor desires to obtain a license under the commercial rights of Institution in any Project Materials, Institution agrees to discuss the possibility of granting such a license, provided that such commercial rights are available for licensing when Sponsor makes its request.

5.7. Copyrightable Works. Institution or its employees shall have sole ownership of any copyrighted or copyrightable works (including reports and publications) that are created by Institution employees in the performance of the Research Project. Institution and the Principal Investigator hereby grant Sponsor an irrevocable, royalty-free, nontransferable, non-exclusive right to copy and distribute any research reports furnished to Sponsor under this Agreement and to prepare, copy, and distribute derivative works based on these research reports.

6. Term and Termination.

6.1. Term. This Agreement shall commence on the Effective Date and shall remain in effect until completion of the Research Project, unless earlier terminated in accordance with the provisions of this Agreement.

6.2. Loss of Principal Investigator. If the Principal Investigator leaves Institution or otherwise terminates his involvement in the Research Project, and if Institution and Sponsor fail to identify a mutually acceptable substitute as provided in Section 2.1., Sponsor may terminate this Agreement upon sixty (60) days prior written notice to Institution.

6.3. Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due Institution under this Agreement, Sponsor shall have only one opportunity to cure a material breach for which it receives notice as described above; any subsequent material breach by Sponsor will entitle Institution to terminate this Agreement immediately upon written notice to Sponsor, without the sixty-day cure period.

6.4. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

6.5. Effect of Termination. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 4, and 7; Sections 2.3. (obligation to deliver final report), 3.2. (obligation to deliver final accounting), 6.5., 8.2., 8.3., 8.5., 8.14., and 8.15. In addition, the provisions of Article 5 shall survive termination of this Agreement, as necessary to effectuate the rights of Sponsor, unless Institution has terminated this Agreement because of a material breach by Sponsor pursuant to Section 6.3.

7. Dispute Resolution.

7.1. Procedures Mandatory. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

7.2. Dispute Resolution Procedures.

(a) Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date such notice is received by the other party (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

(b) Mediation. If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.

(c) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section.

7.3. Preservation of Rights Pending Resolution.

(a) Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

(b) Provisional Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(c) Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Subsections 7.2.(a) and 7.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

8. Miscellaneous.

8.1. Compliance with Law and Policies. Sponsor agrees to comply with applicable law and the policies of Institution in the area of technology transfer, and shall promptly notify Institution of any violation that Sponsor knows or has reason to believe has occurred or is likely to occur.

8.2. Indemnification.

(a) Indemnity. Sponsor shall indemnify, defend, and hold harmless Institution and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) relating to this Agreement or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Sponsor.

(b) Procedures. The Indemnitees agree to provide Sponsor with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Sponsor agrees, at its own expense, to provide attorneys reasonably acceptable to Institution to defend against any such claim. The Indemnitees shall cooperate fully with Sponsor in such defense and will permit Sponsor to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Sponsor, if representation of such Indemnitee by the counsel retained by Sponsor would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Sponsor agrees to keep Institution informed of the progress in the defense and disposition of such claim and to consult with Institution with regard to any proposed settlement.

8.3. Publicity Restrictions. Sponsor shall not use the name of Institution or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of such names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of Institution. The foregoing notwithstanding, Sponsor shall have the right to disclose such information without the consent of Institution in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Sponsor shall have given Institution at least ten (10) days prior written notice of the proposed text for the purpose of giving Institution the opportunity to comment on such text.

8.4. Warranty Disclaimer. Institution makes no express warranties and disclaims any implied warranties as to any matter relating to this Agreement, including without limitation the performance or results of the Research Project; the availability of legal protection for any Research Results, Project Materials, Inventions, copyrightable works, or any other work product of the Research Project; or the validity or enforceability of any Patent Right that may be obtained pursuant to this Agreement. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE FOR ANY PROJECT MATERIALS OR RESEARCH RESULTS, OR THAT THE USE OF PROJECT MATERIALS OR RESEARCH RESULTS WILL NOT INFRINGE ANY PATENT RIGHTS OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY.

8.5. Notice to Other Investigators. The Principal Investigator shall furnish all investigators involved in the Research Project, including faculty, staff, students, and post-doctoral fellows, with written notice of their obligations under Articles 4 and 5 of this Agreement.

8.6. Research Partially Funded by Grants.

(a) Federal Government. To the extent that any Invention has been partially funded by the federal government, this Agreement and the grant of any rights in such Invention is subject to and governed by federal law as set forth in 35 U.S.C.
§§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. Sponsor and Institution acknowledge that the referenced laws and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferable license to practice any government-funded inventions. If any term of this Agreement fails to conform with such laws and regulations, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 8.16.

(b) Other Organizations. To the extent that any Invention has been partially funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in such Invention is subject to and governed by the terms and conditions of the applicable research grant. If any term of this Agreement fails to conform with such terms and conditions, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 8.16. At the request of Sponsor, Institution shall make available to Sponsor the terms and conditions of any research grants that will partially fund the Research Project.

8.7. Tax-Exempt Status. Sponsor acknowledges that Institution, as a public institution of the Commonwealth of Massachusetts, holds the status of an exempt organization under the United States Internal Revenue Code. Sponsor also acknowledges that certain facilities in which the Research Project may be performed were financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to Institution reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of Institution or the bonds used to finance Institution facilities, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 8.16.

8.8. Relationship of Parties. For the purposes of this Agreement, each party is an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for in this Agreement or authorized in writing by the other party.

8.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

8.10. Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

8.11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

8.12. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that Sponsor may assign this Agreement to an affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

8.13. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

8.14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.

8.15. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to Institution:

University of Massachusetts

408 Goodell Building

Amherst, MA 01003

Attention: Director, Office of Grant and Contract Administration

Tel: (413) 545-0698

Fax: (413) 545-1202

E-Mail: ogca@resgs.umass.edu

If to Sponsor:

Advanced Cell Technology, Inc.

One Innovation Drive

Worcester, MA

Attention: Jose Cibelli, Ph.D.

Invoices to: Jose Cibelli, Ph.D.

Tel: (508) 756-1212

Fax: (508) 756-0931

E-Mail: jcibelli@advanced cell.com

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

8.16. Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 7. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

8.17. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

UNIVERSITY OF MASSACHUSETTS	ADVANCED CELL TECHNOLOGY, INC.
AT AMHERST

By:	By:	/s/ Jose Cibelli
Carol Sprague	Jose Cibelli
Acting Associate Director	Vice President of Research

I hereby acknowledge and agree to the terms of Articles 4 and 5 and Sections 2.2., 2.3., and 8.5. of this Agreement, and I reaffirm that I will assign to Institution all of my right, title, and interest in any Inventions and Project Materials.

ACKNOWLEDGED AND AGREED:

Deborah J. Good
Principal Investigator